Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), made and entered into by and between Immucor, Inc., a Georgia corporation with its executive offices at 3130 Gateway Drive, Norcross, Georgia 30071 (herein referred to as “Employer” or the “Company”), and Patrick D. Waddy (herein referred to as “Employee”).

WITNESSETH

WHEREAS, Employee is currently the Chief Financial Officer of the Company, and the parties hereto desire to enter into an agreement for Employee to be employed by the Company in a different capacity on the terms and conditions hereinafter stated, effective with the employment of a new Chief Financial Officer.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereby agree as follows:

1.                                       Relationship Established

On the Effective Date Employer will employ Employee as its Vice President of International Finance to perform the services and duties normally and customarily associated with Employee’s position including but not limited to assisting the Company’s Chief Financial Officer (the “CFO”) in overseeing the Company’s financial reporting process, internal accounting systems, financial controls, internal controls over financial reporting and the annual audit of the Company’s financial statements by the independent auditors, all as related to the Company’s operations outside the United States.  Employee will report directly to the CFO and will perform such other duties as may from time to time be reasonably assigned by the CFO or the Company’s Chief Executive Officer.  Employee hereby agrees to perform such services and duties in such capacity.

2.                                       Extent of Services

(a)                                  Employee shall be required to work for the Company 40 weeks a year on a schedule to be mutually determined by the Company and Employee.  During those 40 weeks Employee shall devote substantially all his business time, attention, skill and efforts to the performance of his duties hereunder, and shall use his best efforts to promote the success of the Company’s business.

(b)                                 Employee may be required to work up to 18 weeks a year outside of Canada as required by the Company.  Except for that time spent out of Canada, Employee will work in Halifax, NS, Canada, either at the Company’s offices or from home, as reasonably required to perform his duties hereunder.

3.                                       Term of Employment

Employee’s employment hereunder shall commence on the effective date of the employment of a new Chief Financial Officer to replace Employee (such date being hereinafter called the “Effective Date”) and shall continue for a period of one (1) year after the Effective Date, unless sooner terminated by the first to occur of the following:

(a)                                  The death or complete disability of Employee. “Complete disability,” as used herein, shall mean the inability of Employee, due to illness, accident or any other physical or mental incapacity, to perform the services provided for hereunder for an extended period of time as reasonably determined by the Company.

(b)                                 The termination of Employee by Employer for Cause.  Employee’s termination shall be “for Cause” if due to any of the following:

(i)                                     Employee’s dishonesty,

(ii)                                  An act of defalcation committed by Employee,

(iii)                               Employee’s continuing inability or refusal to perform reasonable duties assigned to him hereunder (unless such refusal occurs following the occurrence of a Change of Control, as defined herein), or

(iv)                              Employee’s moral turpitude.

Disability because of illness or accident or any other physical or mental disability shall not constitute a basis for termination for Cause.

(c)                                  The termination of Employee by Employer without Cause.

(d)                                 At Employee’s request and with the express prior written consent of Employer.

(e)                                  At Employee’s election upon 120 days notice (or such lesser notice as Employer may accept), without the express prior written consent of Employer.

If not sooner terminated under the provisions of Sections 3(a) through 3(e) above, the term of Employee’s employment hereunder shall automatically renew for an additional period of one (1) year at the end of the term of this Agreement, or any extension thereof, unless either the Employer or Employee gives at least 60 days prior notice to the other of non-renewal of this Agreement.

4.                                       Compensation

(a)                                  Subject to the provisions of Section 4(e), Employer will pay to Employee as base compensation for the services to be performed by him hereunder the base compensation specified on Schedule A attached hereto.  Schedule A may be amended from time to time upon the parties’ revision and re-execution thereof, whereupon the amended Schedule A shall be attached hereto; provided, however, the amended Schedule A shall be effective upon such re-execution, whether or not it is attached hereto.

(b)                                 Employee may be entitled to additional bonus compensation as may be determined by the Board from time to time, any such determination to be final, binding and conclusive on Employee and all other persons.

(c)                                  In the event Employee’s employment shall terminate under Section 3(c) hereof (termination without Cause), Employee shall be paid an amount equal to the Average Annual Compensation payable to Employee under Schedule A for the remainder of the term of this Agreement in accordance with the payment schedule set forth on Schedule A, to be paid over the remainder of the term of this Agreement following termination.

(d)                                 For purposes of this Section, “Average Annual Compensation” shall mean Employee’s annual base compensation payable to Employee under Schedule A in accordance with the payment schedule set forth on Schedule A, together with his Average Bonus. “Average Bonus” shall mean the average of the bonuses paid to Employee over the last two (2)

years in which Employee was eligible to receive a bonus.

(e)                                  At the end of the term of this Agreement, as it may be extended as provided above, or in the event Employee’s employment terminates under Section 3(a), 3(b), 3(d) or 3(e) hereof, all of Employer’s obligations to Employee hereunder will cease automatically and Employee shall only be entitled to compensation accrued through the date of termination.

5.                                       Expenses

Employee shall be entitled to receive reimbursement for, or payment directly by Employer of, all reasonable expenses incurred by Employee at the request of the Employer in the performance of his duties under this Agreement, provided that Employee accounts therefor in writing and that such expenses are ordinary and necessary business expenses of the Employer within the meaning of Section 162 of the Internal Revenue Code of 1986, as amended.

6.                                       Insurance and Other Fringe Benefits

Employer will provide Employee with health insurance, dental insurance, long-term disability insurance and other fringe benefits in the form and in dollar amounts substantially equivalent to the benefits provided to its other managers resident in Canada (except that Employee will not be entitled to any paid vacation due to his obligation to work only 40 weeks a year).

7.                                       Termination of Employment Upon Sale or Change of Control; Severance

(a)                                  Notwithstanding anything to the contrary contained in this Agreement, either Employer or Employee may terminate Employee’s employment hereunder if any of the following events occur (a “Change of Control”):

(i)                                     Sale of Employer’s Assets.  The sale of all or substantially all of the Company’s assets to a single purchaser or group of associated purchasers, whether in a single transaction or a series of related transactions.

(ii)                                  Sale of Employer’s Shares.  The sale, exchange, or other disposition, in one transaction, or in a series of related transactions, of twenty percent (20%) or more of the Company’s outstanding shares of capital stock.

(iii)                               Merger or Consolidation.  The merger or consolidation of the Company in a transaction or series of transactions in which the Company’s shareholders receive or retain less than fifty percent (50%) of the outstanding voting shares of the new or surviving corporation.

(iv)                              Other Changes in Control.  The occurrence of any change in control of the Company within the meaning of federal securities law.

(b)                                 If, within sixty (60) days after a Change of Control, Employee voluntarily terminates his employment with the Employer, or if within two (2) years after a Change of Control Employer terminates Employee’s employment (whether for Cause or without Cause), then Employer shall pay Employee (instead of the amount specified in Section 4(c)) an amount equal to two (2) times Employee’s Average Annual Compensation (as defined below), to be paid in a single payment at the time of termination. In consideration of such payment and his employment hereunder through the date of such termination, Employee agrees to remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of Employee’s employment.

(c)                                  For purposes of this Section, “Average Annual Compensation” shall mean Employee’s annual base compensation payable to Employee under Schedule A plus his Average Bonus.  “Average Bonus” shall mean the average of the bonuses paid to Employee over the last two years in which Employee was eligible to receive a bonus.

(d)                                 Upon a Change of Control, (i) the restrictions on any and all outstanding incentive awards granted to Employee (including, without limitation, restricted stock and granted performance shares or units) under any incentive plan or arrangement shall lapse and such incentive award shall become 100% vested, and (ii) any and all stock options and stock appreciation rights issued to Employee shall become immediately exercisable and shall become 100% vested.

(e)                                  If, within sixty (60) days after a Change of Control, either Employee voluntarily terminates his employment with Employer or Employer terminates Employee’s employment other than for Cause, then Employer shall pay to Employee an outplacement assistance benefit for the purpose of assisting Employee with counseling, travel and other expenses related to finding new employment.  Such amount shall be paid in cash in the amount specified on Schedule A attached hereto.  Schedule A may be amended from time to time upon the parties’ revision and re-execution thereof whereupon the amended Schedule A shall be attached hereto; provided, however, the amended Schedule A shall be effective upon such re-execution, whether or not it is attached hereto.

8.                                       Prohibited Practices

During the term of Employee’s employment hereunder, and for a period of two (2) years after such employment is terminated for any reason, in consideration of the compensation being paid to Employee hereunder, Employee shall not:

(a)                                  solicit business from anyone who is or becomes an active or prospective customer of Employer or its affiliates and with whom Employee directly or indirectly had dealt with or had material contact during the term of his employment under this Agreement or any previous agreement with the Company, if the purpose of the solicitation is to induce such active or prospective customer to purchase products from another company that are substantially similar to the Company’s products; and

(b)                                 solicit for employment or hire any employee of Employer or its affiliates that Employee had contact with during his term of employment under this Agreement.

9.                                       Non-Disclosure

(a)                                  Protection of Trade Secrets.  Employee acknowledges that during the course of his employment, Employee will have significant access to, and involvement with, the Company’s Trade Secrets and Confidential Information.  Employee agrees to maintain in strict confidence and, except as necessary to perform his duties for the Company, Employee agrees not to use or disclose any Trade Secrets of the Company during or after his employment.  Employee agrees that the provisions of this subsection shall be deemed sufficient to protect Trade Secrets of third parties provided to the Company under an obligation of secrecy. As provided by Georgia statutes, “Trade Secret” shall mean any information (including, without limitation, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers) that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b)                                 Protection of Other Confidential Information.  In addition, Employee agrees to maintain in strict confidence and, except as necessary to perform his duties for the Company, not to use or disclose any Confidential Information of the Company during his employment and for a period of twelve (12) months following termination of Employee’s employment.  “Confidential Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning (without limitation) the Company’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; supplier information and purchase histories; customers or clients; personnel and salary information; and employee lists. Employee agrees that the provisions of this subsection shall be deemed sufficient to protect Confidential Information of third parties provided to the Company under an obligation of secrecy.

(c)                                  Rights to Work Product.  Except as expressly provided in this Agreement, the Company alone shall be entitled to all benefits, profits and results arising from or incidental to Employee’s performance of his job duties to the Company.  To the greatest extent possible, any work product, property, data, invention, “know-how”, documentation or information or materials prepared, conceived, discovered, developed or created by Employee in connection with performing his employment responsibilities during Employee’s employment with the Company shall be deemed to be “work made for hire” as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended, and owned exclusively and perpetually by the Company.  Employee hereby unconditionally and irrevocably transfers and assigns to the Company all intellectual property or other rights, title and interest Employee may currently have (or in the future may have) by operation of law or otherwise in or to any work product.  Employee agrees to execute and deliver to the Company any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate to vest complete and perpetual title and ownership of any work product and all associated rights exclusively in the Company.  The Company shall have the right to adapt, change, revise, delete from, add to and/or rearrange the work product or any part thereof written or created by Employee, and to combine the same with other works to any extent, and to change or substitute the title thereof, and in this connection Employee hereby waives the “moral rights” of authors, as that term is commonly understood throughout the world, including, without limitation, any similar rights or principles of law which Employee may now or later have by virtue of the law of any locality, state, nation, treaty, convention or other source. Unless otherwise specifically agreed, Employee shall not be entitled to any additional compensation, beyond his salary, for any exercise by the Company of its rights set forth in the immediately preceding sentence.

(d)                                 Return of Materials.  Employee shall surrender to the Company, promptly upon its request and in any event upon termination of Employee’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in Employee’s possession or control, including all copies thereof, relating to the Company, its business, or its customers. Upon the request of the Company, employee shall certify in writing compliance with the foregoing requirement.

10.                                 Severability

It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time or to apply to business activities which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and any other provisions (not greater than those contained herein) as shall be valid and as shall be valid and enforceable under such applicable law.

If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

11.                                 Waiver of Provisions

Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver’s contained in a writing signed by the party against whom the waiver or relinquishment is sought to be enforced.

12.                                 Notices

Any notice or other communication to a party required or permitted hereunder shall be in a writing and shall be deemed sufficiently given when received by the party (regardless of the method of delivery), or if sent by registered or certified mail, postage and fees prepaid, addressed to the party as follows, on earliest of the date of receipt or the fifth business day after mailing:

(a) If to Employer:	3130 Gateway Drive
Norcross, GA 30071
Attn: CEO

(b) If to Employee:	to the address stated on the signature page;

or in each case to such other address as the party may time to time designate in writing to the other party.

13.                                 Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

14.                                 Enforcement

In the event of any breach or threatened breach by Employee of any covenant contained in Sections 8 or 9 hereof, the resulting injuries to the Company would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result.  Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Company.  Employee, therefore, agrees that in the event of any such breach, the Company shall be entitled to seek from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Company have cause to seek such relief, no bond shall be required from the Company, and Employee shall pay all attorney’s fees and court costs which the Company may incur to the extent the Company prevails in its enforcement action.

15.                                 Entire Agreement

This Agreement contains the sole and entire agreement between the parties and supersedes all prior discussions and agreements between the parties with respect to the matters addressed herein.  In particular, on the Effective Date this Agreement will replace Employee’s employment agreement with the Company dated October 13, 1998.

16.                                 Modification and Amendment

Neither this Agreement nor any Schedule attached hereto shall not be modified or amended except by an instrument in writing signed by the parties hereto.

17.                                 Parties Benefited

This Agreement shall insure to the benefit of, and be binding upon, Employee, his heirs, executors and administrators, and Employer, its subsidiaries, affiliates, and successors.

The parties hereto have executed and delivered this Agreement on the date noted below.

IMMUCOR, INC.		EMPLOYEE

By:	/s/ Gioacchino De Chirico	/s/ Patrick D. Waddy
	Gioacchino De Chirico	Patrick D. Waddy
President and Chief Executive Officer
Address:

1223 Cromwell Rd.

Halifax N.S. B3h 4L1

Date: August 16, 2007		Date: August 16, 2007

SCHEDULE A

EMPLOYMENT AGREEMENT BY AND BETWEEN IMMUCOR, INC. AND PATRICK D. WADDY (the “Agreement”)

Base compensation:            $278,200 a year payable in 26 installments every two weeks.

Outplacement Assistance Benefit:    $15,000.00.

This Schedule will become effective on the Effective Date, as defined in the Agreement.

IMMUCOR, INC.		EMPLOYEE

By:	/s/ Gioacchino De Chirico	/s/ Patrick D. Waddy
	Gioacchino De Chirico	Patrick D. Waddy
President and Chief Executive Officer

Date: August 16, 2007		Date: August 16, 2007

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